UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):       December 19, 2018

Plumas Bancorp

(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 S. Lindan Avenue, Quincy, CA	95971
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code       (530) 283-7305

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2019 Incentive Plan

On December 19, 2018, the Board of Directors of Plumas Bancorp (the “Company”) approved the Company’s cash non-equity incentive plan for 2019 (the “2019 NEI”, the “Plan”). Eligible employees under the 2019 NEI include all employees of the Company’s subsidiary, Plumas Bank (the “Bank”), who are regularly scheduled to work at least 20 hours per week. The aggregate bonus pool is comprised of two pools, one for officers of the Company and one for all other employees. The officers’ portion represents 90.9% of the combined pools. Incentives are payable under the 2019 NEI once the Bank has reached 80% of targeted pretax, pre-bonus income. The maximum total bonus available for distribution is $1.9 million at 120% of targeted pretax, pre-bonus income and the maximum total bonus available for the officers’ pool would be $1.7 million. At target, the officers’ bonus pool would total $1.2 million. Up to 13% of the officers’ pool could be allocated to the Company’s Chief Executive Officer (“CEO”) and President. Executive Vice Presidents (“EVPs”) each can earn up to 5% of the officers’ bonus pool.

Under the 2019 NEI, the cash incentive payment to the Company’s CEO and President will be based 46% on pretax, pre-bonus income targets, 15% upon the attainment of performance goals, and 15% upon various performance metrics with the remaining 24% based on the CEO’s performance during 2019, as evaluated by the Company’s Corporate Governance Committee, which serves as the Company’s compensation committee. Cash incentive payments for the Company’s EVPs will be based 56% on pretax, pre-bonus income targets, 16% upon the attainment of performance goals, and 8% upon various performance metrics with the remaining 20% based on the CEO’s evaluation of the EVP’s performance during 2019. Goals for the CEO include targeted increases in loans and deposits, continued improvement in asset quality, implementation of an Electronic Document Management System (EDMS), and development of a company training program. Metrics include targeted levels of ROE and ROA (calculated on a pre-tax basis) compared to a select group of peer institutions. At target, the maximum amount of incentive payment that can be earned by the Company’s CEO is $154,000 and for each EVP the maximum incentive payable at target would average $59,000. At 120% or more of target, the maximum amount of incentive payment that can be earned by the Company’s CEO is $222,000 and for each EVP the maximum incentive payable would average $86,000. The Company’s Board of Director has the ability to terminate or modify the Plan and all payouts under the Plan are subject to approval by the Company’s Corporate Governance Committee. The Plan does not give any employee the right to or guarantee of continued employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plumas Bancorp (Registrant)

December 20, 2018	By:	/s/ Richard L. Belstock
Name: Richard L. Belstock Title: Chief Financial Officer